2nd Amended and Restated Appendix A
to the
AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
ADVISORS ASSET MANAGEMENT, INC.

Fund	Advisor Fee	Effective Date
AAM/Bahl & Gaynor Income Growth Fund	0.65%	April 1, 2014
AAM/Insight Select Income Fund	0.38%	October 20, 2017
AAM/HIMCO Short Duration Fund	0.38%	December 31, 2014

Amended and approved by the Board on August 11, 2017.
Agreed and accepted this 20th day of October, 2017.

INVESTMENT MANAGERS SERIES TRUST	ADVISORS ASSET MANAGEMENT, INC.

By:	By:

Print Name:	Print Name:

Title:	Title: